Exhibit 99.1

Spartan Motors, Inc.
1541 Reynolds Rd. ■ Charlotte, MI 48813 ■ USA
Telephone 517.543.6400 ■ Facsimile 517.543.5403

Immediate Release

Spartan Motors Reports 2014 EPS of $0.03

Daryl Adams Assumes Role of Chief Executive Officer

CHARLOTTE, Mich., Feb. 24, 2015 - Spartan Motors, Inc. (NASDAQ: SPAR) reported 2014 net income of $1.2 million, or $0.03 per share, versus a net loss of $6.0 million, or ($0.18) per share in 2013. For the fourth quarter of 2014, Spartan reported a net loss of $0.1 million, or ($0.00) per share, compared to a net loss of $3.0 million, or ($0.09) per share, in the fourth quarter of 2013.

As announced in December, Daryl Adams assumed the role of President and Chief Executive Officer of Spartan Motors, on February 19, 2015. He replaced John Sztykiel, who retired from the Company after 30 years of service.

Regarding the management transition, Sztykiel stated, “It has been a privilege to be part of Spartan for the past 30 years, including the last 24 years as President and 12 years as CEO. During my time with the Company, revenues have grown to more than $500 million from less than $10 million and we are now assembling more than 17,000 specialty vehicles per year. I have every confidence in Daryl’s leadership, his team and the direction he has set for the Company. I leave Spartan on a positive note, with a solid order backlog and balance sheet, as well as some of the strongest brands in the business. I am confident the Company’s best years lie ahead.”

Full Year 2014 Overview

For the full year 2014 compared to the full year 2013:

●	Revenue of $506.8 million, up 7.9%, versus $469.5 million
●	Gross margin of 12.4% versus 11.3%
●	Operating loss of $1.2 million versus an operating loss of $8.2 million
●	Net income of $1.2 million, or $0.03 per share, compared to a net loss of $6.0 million, or ($0.18) per share
●	Backlog of $243.7 million versus $242.7 million

Fourth Quarter 2014 Overview

For the fourth quarter of 2014 compared to the fourth quarter of 2013, Spartan reported:

●	Net sales of $118.8 million, down 6.1%
●	Gross margin of 13.1% versus 11.8%
●	Operating loss of $1.9 million compared to operating loss of $4.2 million
●	Net loss of $0.1 million, or ($0.00) per share, versus a net loss of $3.0 million, or ($0.09) per share

Daryl Adams, Spartan’s Chief Executive Officer, stated, “Spartan ended 2014 on a positive note, posting a net profit for the year, its first since 2011. Revenue increased nearly 8% and gross margin improved by more than a full percentage point, demonstrating substantial progress in 2014. Our Delivery & Service Vehicles (DSV) and Specialty Chassis & Vehicles (SCV) segments performed well and were profitable for the year, with DSV reporting growth in revenue and operating income. The Emergency Response (ER) body business continued to be our most serious challenge throughout 2014 and will be the primary focus of our operational improvement efforts during 2015.”

Adams continued, “Our operational plan for 2015 is straightforward: instill a culture of One Spartan throughout the organization and execute on our five focal priorities:

1.	Fix the Emergency Response body business
2.	Improve Operational Discipline and Performance
3.	Follow Lean Principles and Continuous Improvement
4.	Reduce Quality and Warranty Expense
5.	Strengthen the Team

These priorities represent the first steps in a multi-year plan to elevate Spartan’s financial and operational performance in order to provide the meaningful returns our shareholders expect. This consistent focus on operations represents a new direction that allows us to capitalize on our strong financial position and the Spartan brand.”

Fourth Quarter and Full Year Results

Revenue for the full year totaled $506.8 million versus $469.5 million due to growth in the DSV and ER segments. DSV revenue growth benefitted from a full year of production at the Bristol facility which was in ramp-up mode during the first half of 2013. Growth in the ER segment resulted from a shift in the product mix toward more complete fire trucks, including a 70-unit order from Peru. Production delays resulting from the loss of data servers and the impact of transferring production from the Ocala, Fla., facility to the Charlotte, Mich., and Brandon, S.Dak., locations constrained ER segment revenue growth.

Fourth quarter 2014 revenue of $118.8 million declined 6.1% from the prior year due to lower sales in the DSV and SCV segments. The Company reported an operating loss of $1.9 million for the fourth quarter, including ER restructuring expenses of $1.9 million. Spartan booked tax credits of $1.6 million in the quarter, resulting in a net loss of $0.1 million in the fourth quarter compared to a net loss of $3.0 million in the prior-year period.

The Company posted an operating loss of $1.2 million for the full year, which included restructuring expenses of $2.2 million in the ER segment. This compared to a 2013 operating loss of $8.2 million, including asset impairment charges of $4.9 million in the ER segment. In 2014 Spartan booked several tax credits totaling $2.1 million, resulting in net income of $1.0 million, or $0.03 per share.

Fourth Quarter and Full Year 2014 Segment Results:

Delivery & Service Vehicles (DSV)

(In thousands)	Fourth Quarter				Full Year
	2014	2013	% Change	2014	2013	% Change
Delivery & Service Vehicles
Vehicles	$37,940	$42,488	-10.7%	$189,016	$156,401	20.9%
Aftermarket & Service	5,380	5,724	-6.0%	21,482	22,808	-5.8%
Total revenue	$43,320	$48,212	-10.1%	$210,498	$179,209	17.5%
Operating income/(loss)	$2,200	$391	462.7%	$8,324	$ (3,942)	NMF

●

Total fourth quarter 2014 sales declined to $43.3 million from $48.2 million. The reduction in revenue was due to lower vehicle production versus the prior year, 1,748 units versus 1,951. Aftermarket & Service sales totaled $5.4 million compared to $5.7 million.

●

Operating income increased to $2.2 million from $0.4 million due to more efficient material utilization, despite lower revenue. Material utilization improved by approximately 500 basis points due to a more favorable product mix.

●	Backlog at December 31, 2014 totaled $60.6 million compared to $73.1 million. The decrease in backlog is due to the absence of Reach orders more than offsetting growth in walk-in van orders.

Emergency Response (ER)

(In thousands)	Fourth Quarter				Full Year
	2014	2013	% Change	2014	2013	% Change
Emergency Response
Total revenue	$45,816	$43,453	5.4%	$184,532	$165,087	11.8%
Operating income/(loss)	$(3,619)	$(6,266)	42.2%	$(7,087)	$(7,664)	7.5%

●

ER segment revenue in the fourth quarter of 2014 increased 5.4% to $45.8 million from $43.5 million. Revenue growth resulted from higher fire truck body sales offsetting lower custom chassis sales to external customers.

●

The ER segment reported an operating loss of $3.6 million in the fourth quarter of 2014, which included restructuring expenses of $1.9 million. This compares to an operating loss of $6.3 million in the fourth quarter of 2013, which included a goodwill impairment charge of $4.9 million.

●	Backlog at December 31, 2014 increased to $160.7 million from $156.5 million.

Specialty Chassis & Vehicles (SCV)

(In thousands)	Fourth Quarter				Full Year
	2014	2013	% Change	2014	2013	% Change
Specialty Vehicles
Motorhome & Bus	$23,232	$28,107	-17.3%	$86,186	$90,008	-4.2%
Parts and Assemblies	3,970	4,529	-12.3%	16,383	24,556	-33.3%
Other Specialty Vehicle	2,433	2,153	13.0%	9,165	10,678	-14.2%
Total revenue	$29,635	$34,789	-14.8%	$111,734	$125,242	-10.8%
Operating income	$2,437	$3,189	-23.6%	$7,426	$10,030	-26.0%

●

The SCV segment reported lower revenue for the fourth quarter of 2014 due to lower sales of motorhome and bus chassis, plus lower demand for aftermarket parts and assemblies exceeding the increase in Isuzu N-series truck production. Revenue for the fourth quarter was $29.6 million compared to $34.8 million. Operating income also declined, to $2.4 million in the fourth quarter of 2014, from $3.2 million a year ago.

●	Backlog at the end of 2014 totaled $22.4 million compared to $13.0 million. All product categories within the segment posted gains in order backlog compared to the prior year.

Financial Summary and 2015 Outlook

Lori Wade, Spartan’s Chief Financial Officer, commented on the Company’s 2014 results, “Spartan’s financial results for the fourth quarter and full year reflect significantly better operating performance for DSV and solid profitability in the SCV segment despite lower revenue. As expected, we incurred operating losses in the ER segment related to restructuring, added assembly operations in Charlotte and worked toward closing the Ocala facility. We also received several tax credits for both the fourth quarter and full year.”

“Margin performance moved in a positive direction for the fourth quarter and 2014 as a whole, with the gross margin increasing more than 100 basis points in both periods. We expect to make further progress in gross margin expansion in 2015 as we continue to execute our operational initiatives and increase sales to leverage costs,” added Wade.

Wade commented further on Spartan’s outlook for 2015, stating, “Management expects 2015 revenue growth in the mid-single digits compared to 2014. There are several factors expected to drive revenue growth, including:

●	2014 order intake of $496.4 million and backlog of $243.7 million at December 31, 2014

●	DSV production a 665-unit walk-in van order

●	ERV order for 21 pumper trucks for Brazil

●	Expansion of ER production capacity in Charlotte

●

Motorhome chassis orders expected to increase with new chassis entering production in the second half of 2015 and an approximate $4.0 million defense order for International Light Armored Vehicles (ILAV).

“Our business tends to be seasonal, with the first quarter generally one of our weakest. During the first quarter we will produce most of DSV’s 665-unit order as well as a portion of the Brazil pumper and ILAV orders. These projects will result in an inventory and accounts receivable increase and temporarily reduce our cash balance to approximately $15.0 million. We expect to convert accounts receivable and inventory into cash during the second quarter with projected cash at June 30, 2015 of approximately $25.0 million,” said Wade.

Wade concluded, “Seasonal factors, combined with costs of closing the Ocala location and other ER restructuring expenses are expected to result in an operating loss of $0.05 to $0.10 per share in the first quarter of 2015. We expect the second and third quarters to be profitable and for full-year operating income to improve compared to 2014. As we implement our operational plan during the year, we will provide updates on its expected impact on financial results for 2015.”

Multi-Year Operational Performance Plan Being Implemented

Spartan is implementing a multi-year operational performance plan based on five focal points. The plan is designed to produce profitable growth and increase operating margins and will initially focus on the ER segment, Spartan’s only unprofitable business. Adams commented on Spartan’s operational plan for 2015, stating, “Our first priority is to fix the ER business, specifically the body business that continues to struggle. The restructuring plan announced in 2014 will continue and we will invest as needed in the short term to maximize our returns in the future. As with all investments, we incur the cost up-front, which is a contributing factor to our expected first-quarter loss.

Concluding his remarks, Adams stated, “Our operational performance plan and the five focal priorities are comprehensive, but not complicated. Reaching Spartan’s full potential for growth and operating performance will be a multi-year task, but we will see incremental payoff throughout the process. The team and I have done this before and I am confident in the team and our ability to deliver better financial results. I look forward to updating you on our progress as we move deliberately and decisively toward our shared goals.”

D.R.I.V.E. is Spartan’s operating strategy based on five tenets:

●	Diversified Growth
●	Redefining Technology and Innovation
●	Integrated Operational Excellence
●	Vibrant Culture
●	Excited Consumers/Brand Loyalists

Conference Call, Webcast and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota and Indiana. Spartan reported sales of $507 million in 2014 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Lori Wade, CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Group Treasurer Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	(Unaudited)
	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$28,570	$30,707
Accounts receivable, less allowance of $144 and $769	48,362	47,560
Inventories	71,163	81,419
Deferred income tax assets	7,799	6,736
Income taxes receivable	1,696	1,641
Assets held for sale	-	373
Other current assets	3,661	2,291
Total current assets	161,251	170,727

Property, plant and equipment, net	50,417	54,278
Goodwill	15,961	15,961
Intangible assets, net	8,958	10,094
Other assets	2,226	2,222
TOTAL ASSETS	$238,813	$253,282

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$22,762	$30,525
Accrued warranty	9,237	7,579
Accrued customer rebates	2,166	2,190
Accrued compensation and related taxes	8,226	6,440
Deposits from customers	11,524	18,006
Other current liabilities and accrued expenses	6,646	5,333
Current portion of long-term debt	59	79
Total current liabilities	60,620	70,152

Other non-current liabilities	2,365	3,109
Long-term debt, less current portion	5,202	5,261
Deferred income tax liabilities	2,008	3,209

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,094 and 34,210 outstanding	341	342
Additional paid in capital	75,695	75,075
Retained earnings	92,724	96,132
Total Spartan Motors, Inc. shareholders' equity	168,760	171,549
Non-controlling interest	(142)	2
Total shareholders' equity	168,618	171,551
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$238,813	$253,282

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Sales	$118,771	$126,454	$506,764	$469,538
Cost of products sold	102,453	111,494	442,877	416,475
Restructuring charges	808	-	808	-
Gross profit	15,510	14,960	63,079	53,063

Operating expenses:
Research and development	3,120	2,487	11,676	10,911
Selling, general and administrative	13,222	11,867	51,205	45,495
Goodwill impairment	-	4,855	-	4,855
Restructuring charges	1,074		1,349	-
Total operating expenses	17,416	19,209	64,230	61,261

Operating income (loss)	(1,906)	(4,249)	(1,151)	(8,198)

Other income (expense):
Interest expense	(78)	(76)	(341)	(311)
Interest and other income	167	226	418	659
Total other income (expense)	89	150	(77)	348

Income (loss) before taxes	(1,817)	(4,099)	(1,074)	(7,850)

Taxes	(1,566)	(1,131)	(2,103)	(1,881)

Net income (loss)	(251)	(2,968)	1,029	(5,969)

Less: net income (loss) attributable to non-controlling interest	(118)	2	(144)	2

Net income (loss) attributable to Spartan Motors Inc.	$(133)	$(2,970)	$1,173	$(5,971)

Basic net earnings (loss) per share	$0.00	$(0.09)	$0.03	$(0.18)

Diluted net earnings (loss) per share	$0.00	$(0.09)	$0.03	$(0.18)

Basic weighted average common shares outstanding	33,650	33,695	34,251	33,550

Diluted weighted average common shares outstanding	33,650	33,695	34,256	33,550

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Three Months Ended December 31, 2014 (amounts in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated

Emergency Response Vehicles Sales	$45,816	$-	$-	$-	$45,816
Delivery & Service Vehicles Sales	-	37,940	-	-	37,940
Motorhome Chassis Sales	-	-	23,232	-	23,232
Other Specialty Vehicles	-	-	2,433	-	2,433
Aftermarket Parts and Assemblies	-	5,380	3,970	-	9,350

Total Sales	$45,816	$43,320	$29,635	$-	$118,771

Depreciation and Amortization Expense	$240	$940	$94	$580	$1,854
Operating Income (Loss)	$(3,619)	$2,200	$2,437	$(2,925)	$(1,895)
Segment Assets	$81,748	$65,827	$21,269	$69,969	$238,813

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Year Ended December 31, 2014 (amounts in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated

Emergency Response Vehicles Sales	$184,532	$-	$-	$-	$184,532
Delivery & Service Vehicles Sales	-	189,016	-	-	189,016
Motorhome Chassis Sales	-	-	86,186	-	86,186
Other Specialty Vehicles	-	-	9,165	-	9,165
Aftermarket Parts and Assemblies	-	21,842	16,383	-	37,865

Total Sales	$184,532	$210,498	$111,734	$-	$506,764

Depreciation and Amortization Expense	$1,030	$4,297	$669	$2,383	$8,379
Operating Income (Loss)	$(7,087)	$8,324	$7,426	$(9,814)	$(1,151)
Segment Assets	$81,748	$65,827	$21,269	$69,969	$238,813

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013

Emergency Response Vehicles *	$160,743	$155,968	$165,144	$176,350	$156,489

Delivery & Service Vehicles *	60,630	54,789	62,994	83,356	73,148

Motorhome Chassis *	16,436	20,972	15,761	12,866	11,370
Other Vehicles*	3,994	-	-	-	-
Aftermarket Parts and Assemblies	1,932	1,676	2,803	1,438	1,654
Total Specialty Vehicles Backlog	22,362	22,648	18,564	14,304	13,024

Total Backlog	$243,735	$233,405	$246,702	$274,010	$242,661

* Anticipated time to fill backlog orders at December 31, 2014; 10 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 4 months or less for delivery and service vehicles.